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                                                                   EXHIBIT 10.11

August 2, 1999

Dear John,

I am pleased to offer you a position with InternetConnect, Inc. ("the Company") as its President and Chief Executive Officer, reporting to the Board of Directors. You will have responsibility for the management and direction of the Company. In addition, you will be appointed to the Company's Board of Directors.

During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting in other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. However, nothing shall preclude you from continuing your existing activities as member of the board of directors of Hello Direct and Digital Microwave.

Your initial base salary will be $20,833.33 per month. In addition, you will be eligible to participate in the Company's incentive bonus program. You will work with the Board to develop the incentive bonus program, including the goals and objectives to be defined in connection therewith. As a Company employee you are also eligible to receive medical insurance and other employee benefits generally available to employees of the Company.

Also, in connection with your employment, the Company will grant you an option for 3,000,000 shares of Common Stock. Your option shall be issued at an exercise price per share equal to the value of the Common Stock as determined by the Board at its first meeting ($0.15/share), and pursuant to the terms and conditions contained in a stock option agreement which includes the following terms (i) a forty-eight month vesting period with a six month cliff and (ii) upon a change of control, these options will vest 50% of the unvested remaining portion. In addition, if you are involuntarily terminated through job elimination within six months after a change of control the remainder of your unvested options will vest.

You should be aware, and acknowledge and agree, that your employment with the Company is for no specified period of time and constitutes at will employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, for any reason, or for no reason. However, if the Company elects to terminate its employment relationship with you for any reason other than breach of your fiduciary duty to the Company or acts of gross negligence or willful misconduct, you and the Company agree that you will sign a standard form of settlement and release agreement, and that in consideration therefore the Company will provide you a settlement of (i) twelve months of additional vesting and (ii) twelve months' salary and benefits plus a pro rata calculation of any bonus paid as a lump sum.

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You and ICNT agree with each other that any claim arising out of or relating to the interpretation of this letter shall be resolved by binding arbitration. You and ICNT agree to select an arbitor from JAMS (Judicial & Arbitration Mediation Services). The prevailing party agrees to pay all legal expenses.

As an employee you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the company. To protect the interests of the Company, you will need to sign the Company's standard Confidentiality Agreement as a condition of your employment.

Your start date shall be no later than Monday, September 20, 1999. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter agreement sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized officer of the Company and by you.

On Behalf of the Board of Directors,


/s/ [Signature Illegible] (for Bob Hoff)
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Robert A. Hoff


Agreed: /s/ JOHN W. COMBS
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       John W. Combs